The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Preliminary Pricing Supplement dated October 24, 2007

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 387 to
Amendment No. 1 to PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated , 2007
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Outperformance PLUS Due December 20, 2008
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

Unlike ordinary debt securities, the Outperformance PLUS do not pay interest and do not guarantee any return of principal at maturity.  Instead, the Outperformance PLUS will pay at maturity an amount based on the performance of the S&P 100® Index (the “OEX Index”) relative to the performance of the Russell 2000® Index (the “RTY Index”) over the term of the Outperformance PLUS.  If the OEX Index outperforms the RTY Index, you will receive an amount in cash based on 300% of the difference between the percentage performance of the OEX Index and the percentage performance of the RTY Index, subject to a maximum payment at maturity. If the OEX Index underperforms the RTY Index, you will receive an amount which is less than the $10 stated principal amount of each Outperformance PLUS based on that underperformance.
•	The stated principal amount and issue price of each Outperformance PLUS is $10.
•	The Outperformance PLUS do not offer any principal protection.
•	We will not pay interest on the Outperformance PLUS.
•	At maturity, you will receive for each $10 stated principal amount of Outperformance PLUS, a payment at maturity equal to:
➢	If the OEX Index outperforms the RTY Index, the product of (i) $10 times (ii) 1 plus (x) the outperformance return times (y) the participation rate, subject to the maximum payment at maturity.
➢	If the OEX Index underperforms the RTY Index, the product of (i) $10 times (ii) 1 plus the outperformance return. This amount will be less than the $10 stated principal amount of Outperformance PLUS.
•
The outperformance return will equal the OEX Index return minus the RTY Index return and will be a positive number if the OEX Index outperforms the RTY Index and a negative number if the OEX Index underperforms the RTY Index.

➢	The OEX Index return and the RTY Index return will each equal the final value for the index minus the initial value for the index divided by the initial value for the index.
➢	The initial value for each index will equal the closing value of the index on the day we price the Outperformance PLUS for initial sale to the public, which we refer to as the pricing date.
➢	The final value for each index will equal the closing value of the index on December 18, 2008, which we refer to as the valuation date, subject to adjustment for market disruption events.
•	The maximum payment at maturity will be equal to $11.80 to $12.00 (118% to 120% of the stated principal amount), as determined on the pricing date.
•	The participation rate will equal 300%.
•	Investing in the Outperformance PLUS is not equivalent to investing in the OEX Index or the RTY Index or their component stocks.
•	If the OEX Index underperforms the RTY Index, you will lose money on your investment.
•	The Outperformance PLUS will not be listed on any securities exchange.
•	The CUSIP number for the Outperformance PLUS is 617475322.
You should read the more detailed description of the Outperformance PLUS in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Outperformance PLUS.”
The Outperformance PLUS involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on PS-10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Outperformance PLUS, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER OUTPERFORMANCE PLUS

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Outperformance PLUS	$10	$0.15	$9.85
Total	$	$	$
(1)
The Outperformance PLUS will be issued at $10 per Outperformance PLUS and the agent’s commissions will be $0.15 per Outperformance PLUS; provided that the price to public and the agent's commissions for the purchase by any single investor of between $1,000,000 and $2,999,999 principal amount of Outperformance PLUS will be $9.975 per Outperformance PLUS and $0.125 per Outperformance PLUS, respectively; for the purchase by any single investor of between $3,000,000 and $4,999,999 principal amount of Outperformance PLUS will be $9.9625 per Outperformance PLUS and $0.1125 per Outperformance PLUS, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of Outperformance PLUS will be $9.95 per Outperformance PLUS and $0.10 per Outperformance PLUS, respectively.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement

MORGAN STANLEY
                           , 2007

For a description of certain restrictions on offers, sales and deliveries of the Outperformance PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Outperformance PLUS, see the section of this pricing supplement called “Plan of Distribution.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the Outperformance PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The Outperformance PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Outperformance PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The Outperformance PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Outperformance PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the Outperformance PLUS to the public in Hong Kong as the Outperformance PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Outperformance PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kongother than (i) with respect to the Outperformance PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The Outperformance PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the Outperformance PLUS nor make the Outperformance PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Outperformance PLUS, whether directly or indirectly, to persons in Singapore other than:

(a)      an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)     an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)      a person who acquires the Outperformance PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)     otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Outperformance PLUS we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Outperformance PLUS offered are medium-term debt securities of Morgan Stanley.  The return on the Outperformance PLUS at maturity is based on the performance of the S&P 100® Index (the “OEX Index”) relative to the performance of the Russell 2000® Index (the “RTY Index”).  Investors in the Outperformance PLUS must be willing to accept the risk of loss of their principal, and also be willing to forgo interest payments in exchange for a capped leveraged return if the OEX Index outperforms the RTY Index.  If the OEX Index underperforms the RTY Index, investors will lose money on their investment.

“Standard & Poor’s®,” “S&P®,” “S&P 100®” and “S&P 100® Index” are trademarks of Standard & Poor’s® Corporation and have been licensed for use by Morgan Stanley.The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley.

Each Outperformance PLUS costs $10
We, Morgan Stanley, are offering you Outperformance PLUS Due December 20, 2008, Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index, which we refer to as the Outperformance PLUS.  The stated principal amount of each Outperformance PLUS is $10.

The original issue price of the Outperformance PLUS includes the agent’s commissions paid with respect to the Outperformance PLUS and the cost of hedging our obligations under the Outperformance PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the Outperformance PLUS reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the Outperformance PLUS.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Outperformance PLUS—Use of Proceeds and Hedging.”

The Outperformance PLUS do not guarantee any return of principal; no interest
Unlike ordinary debt securities, the Outperformance PLUS do not pay interest and do not guarantee any return of principal at maturity.  If the OEX Index underperforms the RTY Index, we will pay to you an amount in cash per Outperformance PLUS that is less than the $10 stated principal amount of each Outperformance PLUS by an amount based on the underperformance of the OEX Index relative to the RTY Index.  You will lose some or all of your investment in the Outperformance PLUS if the OEX Index underperforms the RTY Index.

The Outperformance PLUS offer a payment at maturity based on whether OEX Index outperforms RTY Index
The Outperformance PLUS offer a payment at maturity based on the performance of the OEX Index relative to the performance of the RTY Index.

The OEX Index is calculated by Standard and Poor’s.  It is a subset of the S&P 500® Index and is comprised of 100 leading U.S. stocks with exchange-listed options. Constituents of the OEX Index are selected for sector balance and currently represent about 57% of the market capitalization of the S&P 500® Index and almost 45% of the market capitalization of the U.S. equity market.

The RTY Index, which is calculated, maintained and published by the Frank Russell Company, is a capitalization weighted index designed to track the performance of the small capitalization segment of the U.S. equity market.  The RTY Index measures the composite price performance of the smallest 2,000 companies (incorporated in the U.S. and its territories) included in the Russell 3000® Index, which represent approximately 10% of the total market capitalization of the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the investable U.S. equity market.

The Outperformance PLUS therefore offer exposure to the performance of large capitalization stocks on the U.S. equities market relative to the performance of small capitalization stocks, as measured by the performance of the OEX Index and the RTY Index respectively.

Payment at maturity	At maturity, we will pay you an amount based on the performance of the OEX Index relative to the performance of the RTY Index, calculated as follows:

➢  If the OEX Index outperforms the RTY Index because the OEX Index return is equal to or greater than the RTY Index return, then the outperformance return will be positive or zero, and you will receive at maturity an amount greater than or equal to the $10 stated principal amount and calculated as follows:

$10 x [1 + (outperformance return x participation rate)], subject to the maximum payment at maturity.

where,

Participation rate	=	300%

Outperformance return	=	OEX Index return – RTY Index return, which will be a positive number if the OEX Index outperforms the RTY Index and a negative number if the OEX Index underperforms the RTY Index

Maximum payment at maturity	=	$11.80 to $12.00 (118% to 120% of the stated principal amount), as determined on the day we price the Outperformance PLUS for initial sale to the public, which we refer to as the pricing date where,

OEX Index return	=	OEX Index final value – OEX Index initial value
OEX Index initial value

and,

RTY Index return	=	RTY Index final value – RTY Index initial value
RTY Index initial value

where,

OEX Index initial value	=	the closing value of the OEX Index on the pricing date,

OEX Index final value	=	the closing value of the OEX Index on December 18, 2008, which we refer to as the valuation date, subject to adjustment for market disruption events,

RTY Index initial value	=	the closing value of the RTY Index on the pricing date, and

RTY Index final value	=	the closing value of the RTY Index on the valuation date, subject to adjustment for market disruption events,

➢  If the OEX Index underperforms the RTY Index because the RTY Index return is greater than the OEX Index return, then the outperformance return will be negative, and you will receive at maturity an amount which will be less than the $10 stated principal amount and calculated as follows:

$10 x (1 + outperformance return)

The participation rate is 300% and will enhance any outperformance of the OEX Index relative to the RTY Index.  Accordingly, if the OEX Index outperforms the RTY Index, the return on your investment will be at a rate of three times the rate of the outperformance, or 3% gain of principal for every 1% of outperformance.   On the other hand, each 1% of underperformance will result in a 1% loss of principal. You will lose some or all of your investment in the Outperformance PLUS if the OEX Index underperforms the RTY Index.

We will assess the extent of any outperformance or underperformance of the OEX Index relative to the RTY Index by taking the OEX Index return (which will be expressed as a percentage increase or decrease) and comparing it to the RTY Index return (which will also be expressed as a percentage increase or decrease).  If OEX Index return exceeds the RTY Index return, the OEX Index will have outperformed the RTY Index.  Conversely, if the OEX Index return is less than RTY Index return, then the OEX Index will have underperformed the RTY Index.  For example, if the OEX Index return is 25% (meaning the OEX Index has appreciated 25% over the term of the Outperformance PLUS) and the RTY Index return is 36% (meaning the RTY Index has appreciated 36% over the term of the Outperformance PLUS), the OEX Index will have underperformed the RTY Index by 11%.  Such a level of underperformance would result in a return of negative 11%.

On PS-7, we have provided a graph titled “Hypothetical Payouts on the Outperformance PLUS at Maturity,” which illustrates the performance of the Outperformance PLUS at maturity assuming a range of hypothetical outperformance returns.  The graph does not show every situation that may occur.  On PS-8, we have also provided a set of examples which show how the relative performances of each of the indices can affect your payment at maturity.

You can review the historical values and performances of the OEX Index and the RTY Index and the historical hypothetical outperformance return in the sections of this pricing supplement called “Description of Outperformance PLUS—Historical Information.”

Investing in the Outperformance PLUS is not equivalent to investing in the OEX Index, the RTY Index or any of the respective stocks underlying the indices.  Your investment is based on the performance of the OEX Index relative to the performance of the RTY Index.  You will only receive a positive return on your investment if the OEX Index outperforms the RTY Index.  You will lose money on your investment if the OEX Index underperforms the RTY Index.

You may revoke your offer to purchase the Outperformance PLUS prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the Outperformance PLUS.  You may revoke your offer to purchase the Outperformance PLUS at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Outperformance PLUS prior to their issuance.  In the event of any material changes to the terms of the Outperformance PLUS, we will notify you.

MS & Co. will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MS & Co. will determine the OEX Index initial value, the RTY Index initial value, the OEX Index final value, the RTY Index final value, the OEX Index return, the RTY Index return, the outperformance return and calculate the payment at maturity.

Where you can find more information on the Outperformance PLUS
The Outperformance PLUS are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Description of Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the Outperformance PLUS, you should read the “Description of Outperformance PLUS” section in this pricing supplement.  You should also read about some of the risks involved in investing in the Outperformance PLUS in the section called “Risk Factors.”  The tax treatment of investments in equity-linked securities such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Outperformance PLUS—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the Outperformance PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE OUTPERFORMANCE PLUS AT MATURITY

The following graph illustrates the payout on an Outperformance PLUS at maturity for a range of hypothetical outperformance returns.  Outperformance return is a measure of the relative performance of the OEX Index to the RTY Index, not of the standalone performance of the OEX Index or the RTY Index.  The outperformance return can be negative even when the OEX Index level has increased over the term of the Outperformance PLUS and can be positive even when the OEX Index level has declined.  Please see the “Table of Examples – Relative Index Performances” below.  The Outperformance PLUS zone illustrates the leveraging effect of the participation rate.  The graph is based on the following hypothetical terms:

•	Stated principal amount per Outperformance PLUS: $10

•	Participation rate: 300%

•	Maximum payment at maturity: $11.90

Where the OEX Index has outperformed the RTY Index so that the outperformance return is positive, the payout on the Outperformance PLUS at maturity reflected in the graph below is equal to $10 plus an amount based on that outperformance, subject to the maximum payment at maturity.  Where the OEX Index has underperformed the RTY Index, the payout on the Outperformance PLUS at maturity reflected in the graph below is equal to amount which is less than the stated principal amount of $10 per Outperformance PLUS by an amount proportionate to that negative outperformance return.  The graph does not show every situation that may occur.

Table of Examples – Relative Index Performances

The following examples demonstrate the effect of the relative performances of each of the OEX Index and RTY Index on your investment return and are based on the following hypothetical terms:

•	Stated principal amount per Outperformance PLUS: $10

•	Participation rate: 300%

•	Maximum payment at maturity: $11.90

	Example 1	Example 2	Example 3	Example 4	Example 5
OEX Index return:	7%	– 10%	30%	15%	5%
RTY Index return:	2%	– 15%	5%	30%	105%
Amount of Outperformance:	5%	5%	25%	—	—
Amount of Underperformance:	—	—	—	15%	100%
Outperformance Return:	5%	5%	25%	– 15%	– 100%
Payment at Maturity:	$11.50	$11.50	$11.90	$8.50	$0.00
Return on Outperformance PLUS:	15%	15%	19%	– 15%	– 100%

In Example 1, the OEX Index has increased 7% and the RTY Index has increased 2%, giving an outperformance return of 5% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  The payment at maturity is therefore $11.50, which represents a 15% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (5% x 300%)]), subject to the maximum payment at maturity = $11.50

In Example 2, the OEX Index has decreased 10% and the RTY Index has decreased 15%, giving an outperformance return of 5% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  The payment at maturity is therefore $11.50, which represents a 15% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (5% x 300%)]), subject to the maximum payment at maturity = $11.50

Accordingly, even though the OEX Index has decreased over the term of the Outperformance PLUS, it has still outperformed the RTY Index and as such, you will receive a positive return on your investment.

In Example 3, the OEX Index has increased 30% and the RTY Index has increased 5%, giving an outperformance return of 25% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  The payment at maturity is therefore the hypothetical maximum payment at maturity of $11.90, which represents a 19% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (25% x 300%)]), subject to the maximum payment at maturity = $11.90

Accordingly, even though the OEX Index has outperformed the RTY Index by 25%, your payment at maturity is capped by the hypothetical maximum payment at maturity of 119% of the stated principal amount (or $11.90).  You will not receive the benefit of any outperformance in excess of the maximum payment at maturity.

In Example 4, the OEX Index has increased 15% and the RTY Index has increased 30%, giving an outperformance return of – 15% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  Because the OEX Index has underperformed relative to the RTY Index, the payment at maturity is therefore $8.50, which represents a – 15% return on the Outperformance PLUS.

Payment at maturity =  $10 times [1 + (– 15%)]) = $8.50

Accordingly, even though the OEX Index has increased over the term of the Outperformance PLUS, it has underperformed the RTY Index and as such, you will receive a payment at maturity which is less than the $10 stated principal amount by an amount proportionate to the underperformance.

In Example 5, the OEX Index has increased 5% and the RTY Index has increased 105%, giving an outperformance return of – 100% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  The payment at maturity is therefore $0.00, which represents a – 100% return on the Outperformance PLUS.

Payment at maturity = $10 times [1 + (– 100%)]) = $0.00

Accordingly, even though the OEX Index has increased over the term of the Outperformance PLUS, it has underperformed the RTY Index by 100% and as such, you will receive zero payment at maturity.  If the outperformance return is equal to or less than – 100%, you will lose all of your investment in the Outperformance PLUS.

RISK FACTORS

The Outperformance PLUS are not secured debt, are riskier than ordinary debt securities and do not pay interest.  The payment you receive at maturity is linked to the performance of the OEX Index relative to the performance of the RTY Index.  Investing in the Outperformance PLUS is not equivalent to investing directly in either the OEX Index or the RTY Index.  This section describes the most significant risks relating to the Outperformance PLUS.  You should carefully consider whether the Outperformance PLUS are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the Outperformance PLUS do not pay interest and do not guarantee any return of principal
The terms of the Outperformance PLUS differ from those of ordinary debt securities in that we do not guarantee any return of principal and will not pay you interest on the Outperformance PLUS.  Instead, at maturity you will receive for each $10 stated principal amount of Outperformance PLUS that you hold an amount in cash based upon the performance of the OEX Index relative to the performance of the RTY Index.  If the OEX Index underperforms the RTY Index, you will receive an amount in cash at maturity that is less than the $10 stated principal amount by an amount proportionate to the negative outperformance return.  You will lose some or all of your investment in the Outperformance PLUS if the OEX Index underperforms the RTY Index.  See “Hypothetical Payouts on the Outperformance PLUS at Maturity” on PS–7.

The payment at maturity is based on the performance of the OEX Index relative to the performance of the RTY Index
The payment at maturity is based on the performance of the OEX Index relative to the performance of the RTY Index.  Accordingly, the OEX Index must increase over the term of the Outperformance PLUS by a greater percentage (or, if the RTY Index and the OEX Index both decrease, decrease by lower percentage) than the percentage increase (or decrease, if applicable) of the RTY Index.  If the OEX Index underperforms the RTY Index, you will lose some or all of your money on your investment even if the OEX Index has increased over the term of the Outperformance PLUS.  In addition, price movements in either index will affect the payment at maturity and a decrease in the OEX Index combined with an increase in the RTY Index will amplify the underperformance and consequently the loss on the Outperformance PLUS at maturity.

Your appreciation potential is limited
The appreciation potential of the Outperformance PLUS is limited by the maximum payment at maturity of $11.80 to $12.00, or 118% to 120% of the $10 stated principal amount.  As a result, you will not share in any outperformance of the OEX Index relative to the RTY Index in excess of 6.00% to approximately 6.67%.  Although the participation rate provides 300% exposure to any positive outperformance return, because the payment at maturity will be limited to 118% to 120% of the stated principal amount for the Outperformance PLUS, the enhanced return provided by the participation rate is progressively reduced as the outperformance return exceeds 6.00% to approximately 6.67%.  See “Hypothetical Payouts on the Outperformance PLUS at Maturity” on PS–7.

Secondary trading may be limited
There may be little or no secondary market for the Outperformance PLUS.  Although we will apply to list the Outperformance PLUS on the American Stock Exchange LLC, we may not meet the requirements for listing and do not expect to announce whether or not we meet such requirements prior to the pricing of the Outperformance PLUS.  Even if there is a secondary market, it may not provide significant liquidity.  MS & Co. currently intends to act as a market maker for the Outperformance PLUS but is not required to do so. If at any time MS & Co. were to cease acting as a market maker for the Outperformance PLUS, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your Outperformance PLUS would likely be lower than if an active market existed.  If the Outperformance PLUS are not listed on any securities exchange and MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Outperformance PLUS.  Because it is not possible to predict whether the market for the Outperformance PLUS will be liquid or illiquid, you should be willing to hold your Outperformance PLUS to maturity.

Market price of the Outperformance PLUS may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the Outperformance PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Outperformance PLUS in the secondary market, including:

•  the value and performance of the OEX Index and the RTY Index at any time, and in particular, whether the OEX Index is outperforming or underperforming the RTY Index,

• changes in the volatility (frequency and magnitude of changes in values) of the OEX Index and the RTY Index,
• interest and yield rates in the market,
• the dividend rate on the respective stocks underlying the OEX Index and the RTY Index,

•  geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the respective stocks underlying the OEX Index and the RTY Index or stock markets generally and that may affect the closing values of the OEX Index and the RTY Index on the valuation date,

• the time remaining until the Outperformance PLUS mature, and
• our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your Outperformance PLUS prior to maturity.  For example, you may have to sell your Outperformance PLUS at a substantial discount from the stated principal amount if, at the time of sale, the OEX Index is underperforming the RTY Index.

You can review the historical values of the OEX Index and RTY Index in the section of this pricing supplement called “Description of Outperformance PLUS—Historical Information.”  The payment of dividends on the stocks that underlie the two indices is not reflected in their level and, therefore, has no effect on the calculation of the payment at maturity.

You cannot predict the future performance of the OEX Index and the RTY Index based on their historical performance.  We cannot guarantee that on the valuation date the OEX Index will have outperformed the RTY Index so that you will receive a payment at maturity in excess of $10.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Outperformance PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Outperformance PLUS, as well as the projected profit included in the cost of hedging our obligations under the Outperformance PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

You have no shareholder rights as an investor in the Outperformance PLUS
As an investor in the Outperformance PLUS, you will not have voting rights, the right to receive dividends or other distributions or any other rights with respect to the stocks that underlie the OEX Index or the RTY Index.

Investing in the Outperformance PLUS is not equivalent to investing in the OEX Index or the RTY Index
Investing in the Outperformance PLUS is not equivalent to investing in the OEX Index or the RTY Index or their respective component stocks.  Unlike a direct investment in the OEX Index or the RTY Index, if the OEX Index underperforms the RTY Index, you will lose money your investment, even if the OEX Index appreciates over the term of the Outperformance PLUS.  You should review the hypothetical examples beginning on PS–8.

Adjustments to the OEX Index or the RTY Index could adversely affect the value of the Outperformance PLUS
Standard and Poor’s, which we refer to as S&P, is responsible for calculating and maintaining the OEX Index.  S&P can add, delete or substitute the stocks underlying the OEX Index or make other methodological changes that could change the value of the OEX Index.  S&P may discontinue or suspend calculation or dissemination of the OEX Index.  Any of these actions could adversely affect the value of the Outperformance PLUS.

Frank Russell Company is responsible for calculating and maintaining the RTY Index.  Frank Russell Company can add, delete or substitute the stocks underlying the RTY Index or make other methodological changes that could change the value of the RTY Index.  Frank Russell Company may discontinue or suspend calculation or dissemination of the RTY Index.  Any of these actions could adversely affect the value of the Outperformance PLUS.

S&P or Frank Russell Company may discontinue or suspend calculation or publication of the OEX Index or the RTY Index, respectively, at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the Outperformance PLUS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on the valuation date, the payout on the Outperformance PLUS will be an amount based on the closing prices of the stocks underlying the OEX Index or the RTY Index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the OEX Index or the RTY Index last in effect prior to such discontinuance.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Outperformance PLUS. As calculation agent, MS & Co. will determine the OEX Index initial value, the RTY Index initial value, the OEX Index final value, the RTY Index final value, the OEX Index return, the RTY Index return, the outperformance return and calculate the payment at maturity.   Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index value in the event of a discontinuance of the index, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Outperformance PLUS—Market Disruption Event” and “—Discontinuance of the OEX Index or the RTY Index; Alteration of Method of Calculation.”

The original issue price of the Outperformance PLUS includes the agent’s commissions and certain costs of hedging our obligations under the Outperformance PLUS.  The subsidiaries through which we hedge our obligations under the Outperformance PLUS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the Outperformance PLUS
MS & Co. and other affiliates of ours will carry out hedging activities related to the Outperformance PLUS (and possibly to other instruments linked to the OEX Index, the RTY Index or their component stocks), including trading in the stocks underlying the OEX Index and/or trading short in the stocks underlying the RTY Index, and by taking positions in futures contracts on the OEX Index and the RTY Index as well as in other instruments related to the OEX Index and the RTY Index.  MS & Co. and some of our other subsidiaries also trade the stocks underlying the OEX Index and the RTY Index and other financial instruments related to the OEX Index and the RTY Index and the stocks underlying the OEX Index and the RTY Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the price of the OEX Index and/or decrease the value of the RTY Index and, as a result, could adversely affect the values at which the OEX Index and the RTY Index must close before you receive a payment at maturity that is equal to or exceeds the principal amount of the Outperformance PLUS.  Additionally, such hedging or trading activities during the term of the Outperformance PLUS could potentially affect the values of the OEX Index and the RTY Index, including their performance relative to each other and, accordingly, the amount of cash you will receive at maturity.

Although the U.S. federal income tax consequences of an investment in the Outperformance PLUS are uncertain, the Outperformance PLUS generally should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes

You should also consider the U.S. federal income tax consequences of investing in the Outperformance PLUS.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the Outperformance PLUS supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each Outperformance PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the Outperformance PLUS, the timing and character of income on the Outperformance PLUS might differ significantly.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Outperformance PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the Outperformance PLUS.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Outperformance PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF OUTPERFORMANCE PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Outperformance PLUS” refers to each $10 Stated Principal Amount of any of our Outperformance PLUS Due December 20, 2008, Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Original Issue Date (Settlement Date)	November , 2007

Maturity Date
December 20, 2008, subject to extension if the Valuation Date is postponed in accordance with the definition thereof.  If the  Valuation Date is postponed so that it falls less than two scheduled Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Business Day following the Valuation Date as postponed.

Pricing Date	November , 2007, the day we price the Outperformance PLUS for initial sale to the public.

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	617475322

Denominations	$10 and integral multiples thereof

Stated Principal Amount	$10 per Outperformance PLUS

Issue Price	$10 per Outperformance PLUS (see “—Supplemental Information Concerning Plan of Distribution”).

Payment at Maturity	At maturity, upon delivery of the Outperformance PLUS to the Trustee, we will pay with respect to the $10 Stated Principal Amount of each Outperformance PLUS an amount in cash equal to:

(a) if the OEX Index outperforms the RTY Index because the OEX Index Return is equal to or greater than the RTY Index Return,

$10 x [1 + (Outperformance Return x Participation Rate)],

subject to the Maximum Payment at Maturity; and

(b) if the OEX Index underperforms the RTY Index because the RTY Index Return is greater than the OEX Index Return,

$10 x (1 + Outperformance Return).

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 Stated Principal Amount of each Outperformance PLUS, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Outperformance PLUS to the Trustee for delivery to DTC, as holder of the Outperformance PLUS, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

OEX Index	The S&P 100® Index

RTY Index	The Russell 2000® Index

Maximum Payment at Maturity	$11.80 to $12.00 (118% to 120% of the Stated Principal Amount), as determined on the Pricing Date.

Participation Rate	300%

Outperformance Return
The Outperformance Return will equal the OEX Index Return less the RTY Index Return., which will be a positive number if the OEX Index outperforms the RTY Index and a negative number if the OEX Index underperforms the RTY Index.

OEX Index Return	The OEX Index Return will equal (a) OEX Index Final Value less OEX Index Initial Value divided by (b) OEX Index Initial Value.

RTY Index Return	The RTY Index Return will equal (a) RTY Index Final Value less RTY Index Initial Value divided by (b) RTY Index Initial Value.

OEX Index Initial Value	, the OEX Index Value on the Pricing Date.

OEX Index Final Value	The OEX Index Value on the Valuation Date.

RTY Index Initial Value	, the RTY Index Value on the Pricing Date.

RTY Index Final Value	The RTY Index Value on the Valuation Date.

OEX Index Value
The OEX Index Value on any day will equal the closing value of the OEX Index published on such day on Bloomberg under ticker symbol “OEX”, or in the case of any Successor Index for the OEX Index (as defined below), the Bloomberg ticker for any such Successor Index.

RTY Index Value
The RTY Index Value on any day will equal the closing value of the RTY Index published on such day on Bloomberg under ticker symbol “RTY”, or in the case of any Successor Index for the RTY Index (as defined below), the Bloomberg ticker for any such Successor Index.

Valuation Date	December 18, 2008, subject to adjustment for Market Disruption Events as described in the following paragraph.

If the Valuation Date is not an Index Business Day or if there is a Market Disruption Event on such day with respect to the OEX Index or the RTY Index, the Valuation Date with respect to both indices shall be the next succeeding Index Business Day with respect to such index on which there is no Market Disruption Event; provided that if a Market Disruption Event has occurred to either or both indices on each of the two Index Business Days immediately succeeding the scheduled Valuation Date, then (i) such second succeeding Index Business Day will be deemed to be the Valuation Date, notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such second Index Business Day on which a Market Disruption Event occurs with respect to an index, the Calculation Agent will determine the value on such second Index Business Day of (A) any undisrupted index in accordance with “—RTY Index Value” or “—OEX Index Value”, as applicable, and (B) any disrupted index in accordance with the formula for and method of calculating the disrupted index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Index Business Day of each Outperformance PLUS most recently constituting the disrupted index.

Index Business Day
Index Business Day means a day, for both the OEX Index and the RTY Index, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the OEX Index and the RTY Index (or Successor Index), as applicable, and on each exchange on which futures or options contracts related to the OEX Index and the RTY Index (or Successor Index), as applicable, are traded, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Book Entry Note or Certificated Note
Book Entry.  The Outperformance PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Outperformance PLUS.  Your beneficial interest in the Outperformance PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Outperformance PLUS, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Outperformance PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Outperformance PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Outperformance PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the OEX Index Initial Value, the RTY Index Initial Value, the OEX Index Final Value, the RTY Index Final Value, the OEX Index Return, the RTY Index Return and the Outperformance Return.  See “—Discontinuance of the OEX Index or the RTY Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event
Market Disruption Event means, with respect to each of the OEX Index and RTY Index (together with the OEX Index, an “Underlying Index”) individually, the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the respective Underlying Indices (or the Successor Index, as defined in “—Discontinuance of the OEX Index or the RTY Index; Alteration of Method of Calculation”) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of such Underlying Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to such Underlying Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Underlying Index shall be based on a comparison of (x) the portion of the value of such Underlying Index attributable to that security relative to (y) the overall value of such Underlying Index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Underlying Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Index and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Underlying Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange
Relevant Exchange means, in respect of the OEX Index or the RTY Index, as applicable, the primary exchange or market of trading for any security then included in the OEX Index or the RTY Index, as applicable, or any Successor Index to the OEX Index or the RTY Index, as applicable.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Outperformance PLUS shall have occurred and be continuing, the amount declared due and payable for each Outperformance PLUS upon any acceleration of the Outperformance PLUS (the “Acceleration Amount”) will be equal to the Payment at Maturity determined as though the Valuation Date were the date of acceleration.

If the maturity of the Outperformance PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Outperformance PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the OEX Index or the RTY Index; Alteration of Method
of Calculation
If the publisher of an Underlying Index discontinues publication of such Underlying Index and such publisher or another entity (including Morgan Stanley & Co. Incorporated, which we refer to as MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Underlying Index (such index being referred to herein as a “Successor Index”), then the OEX Index Final Value or the RTY Index Final Value, as applicable, will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Valuation Date and any reference to the Underlying Index shall be deemed to refer to such Successor Index.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Outperformance PLUS, within three Business Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Outperformance PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the publisher of an Underlying Index discontinues publication of the Underlying Index prior to, and such discontinuance is continuing on the Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the OEX Index Final Value or the RTY Index Final Value, as applicable.  The OEX Index Final Value or the RTY Index Final Value, as applicable, will be computed by the Calculation Agent in accordance with the formula for calculating the relevant Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Underlying Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Outperformance PLUS.

If at any time the method of calculating the Underlying Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Underlying Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Underlying Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the Valuation Date, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Underlying Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the OEX Index Final Value or the RTY Index Final Value, as applicable, with reference to the relevant Underlying Index or such Successor Index, as adjusted.  Accordingly, if the method of calculating the Underlying  Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Underlying  Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

The S&P 100® Index
We have derived all information contained in this pricing supplement regarding the S&P 100 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P.  The S&P 100 Index was developed by S&P and is calculated, maintained and published by S&P.  We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 100 Index is calculated, maintained and published by S&P.  Morgan Stanley obtained all information contained in this prospectus supplement regarding the S&P 100 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  That information reflects the policies of, and is subject to change by, S&P.  Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the S&P 100 Index.  S&P is under no obligation to continue to publish the S&P 100 Index and may discontinue publication of the S&P 100 Index at any time.

The S&P 100 Index is a subset of the S&P 500 Index and comprises 100 leading U.S. stocks with exchange-listed options.  Constituents of the S&P 100  Index are selected for sector balance.  The calculation of the value of the S&P 100 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 100 companies (the “S&P 100 Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 100 similar companies during the base period.  The “Market Value” of any S&P 100 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 100 Component Stock.

The S&P 100 Index was originally developed by the Chicago Board Options Exchange (CBOE), which later transferred the S&P 100 Index to S&P for management.  S&P’s U.S. Index Committee, which oversees the S&P 500 Index and other S&P equity indices, maintains the S&P 100 Index.  Because the S&P 100 Index is derived from the S&P 500 Index, the S&P 100 Index stocks are also subject to the published S&P 500 criteria for additions and deletions.  In addition, only companies included in the S&P 500 Index are eligible for inclusion in the S&P 100 Index.  All stocks added to the S&P 100 Index must maintain exchange-listed options.  Stocks included in the S&P 100 Index must also meet the S&P U.S. Index Committee’s guidelines for sector representation.  The sector composition of the S&P 100 Index has remained comparable to the sector composition of the S&P 500 Index.  The S&P U.S. Index Committee may remove a company from the S&P 100 Index if the company does not meet the inclusion qualifications or if the index becomes unbalanced in its sector representation.  The S&P U.S. Index Committee may also remove any company that violates any of the S&P 500 criteria.

The S&P 100 Index is calculated using a base-weighted aggregate methodology where the level of the S&P 100 Index reflects the total Market Value of all 100 S&P 100 Component Stocks relative to the S&P 100 Index’s base period.

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The daily calculation of the S&P 100 Index is computed by dividing the total Market Value of the S&P 100 Component Stocks by a number called the “S&P 100 Index Divisor.”  By itself, the S&P 100 Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 100 Index, it is the only link to the original base period value of the S&P 100 Index.  The S&P 100 Index Divisor keeps the S&P 100 Index comparable over time and is the manipulation point for all adjustments to the S&P 100 Index (“S&P 100 Index Maintenance”).

S&P 100 Index Maintenance includes monitoring and completing adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock-price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 100 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 100 Index require a S&P 100 Index Divisor adjustment.  By adjusting the S&P 100 Index Divisor for the change in total Market Value, the value of the S&P 100 Index remains constant.  This helps maintain the value of the S&P 100 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 100 Index does not reflect the corporate actions of individual companies in the S&P 100 Index.  All S&P 100 Index Divisor adjustments are made after the close of trading and after the calculation of the index closing value of the S&P 100 Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 100 Index and do not require S&P 100 Index Divisor adjustments.

The table below summarizes the types of S&P 100 Index maintenance adjustments and indicates whether or not a S&P 100 Index Divisor adjustment is required:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus	Yes

Price of Rights Right Ratio

Spin-Off	Price of parent company minus	Yes

Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the S&P 100 Index Divisor of the S&P 100 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 100 Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 100 Index Divisor has the effect of altering the Market Value of the S&P 100 Component Stock and consequently of altering the aggregate Market Value of the S&P 100 Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 100 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 100 Component Stock, a new S&P 100 Index Divisor (“New S&P 100 Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P 100 Divisor

New S&P 100 Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the S&P 100 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 100 Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 100 Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the S&P 100 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 100 Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 100 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 100 Index Divisor.

The S&P 100 Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The Russell 2000® Index
The Russell 2000® Index is an index calculated, published and disseminated by Frank Russell Company, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  Morgan Stanley obtained all information contained in this prospectus supplement regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  That information reflects the policies of, and is subject to change by, Frank Russell Company.  Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the Russell 2000® Index.  Frank Russell Company is under no obligation to continue to publish the Russell 2000® Index and may discontinue publication of the Russell 2000® Index at any time.

All 2,000 stocks are traded on either the NYSE or the AMEX or in the over-the-counter market and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the investable U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000 Index, which represent approximately 10% of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of stocks underlying the Russell 2000® Index.  The Russell 2000® Index is a sub-group of the Russell 3000 Index.  To be eligible for inclusion in the Russell 3000 Index, and, consequently, the Russell 2000® Index, a company’s stocks must be listed on May 31 of a given year and Frank Russell Company must have access to documentation verifying the company’s eligibility for inclusion.  Beginning September 2004, eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution.  To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations incorporated in the U.S. and its territories are eligible for inclusion in the Russell 3000 Index and, consequently, the Russell 2000® Index.  The following securities are specifically excluded from the Russell 2000® Index: (i) stocks traded on U.S. exchanges but incorporated in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts; (iii) royalty trusts, limited liability companies, closed-end investment companies and limited partnerships and (iv) bulletin board, pink sheets or over-the-counter traded securities.  In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the shares times the total number of available shares.  All common stock share classes are combined in determining market capitalization.  If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations.  In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.  Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000® Index.  However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Russell 2000® Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments.  As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the Russell 2000 Component Stocks relative to the capitalization on a base date.  The current Russell 2000® Index value is calculated by adding the market values of the Russell

2000® Index’s Russell 2000 Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks.  The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000® Index on the base date of December 31, 1986.  To calculate the Russell 2000® Index, last sale prices will be used for exchange-traded stocks.  If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000® Index.  In order to provide continuity for the Russell 2000® Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Russell 2000 Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in corporate filings with the Securities and Exchange Commission.  Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

ESOP or LESOP shares – corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

Corporate cross-owned shares – when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership.  Any percentage held in this class will be adjusted;

Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the index that own 10% or more of the shares outstanding.  However, not to be included in this class are institutional holdings, which are:  investment companies, partnerships, insurance companies, mutual funds, banks or venture capitals;

Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange; and

Initial public offering lock-ups – shares locked-up during an initial public offering  are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

Corporate Actions Affecting the Russell 2000® Index. The following summarizes the types of Russell 2000® Index maintenance adjustments and indicates whether or not an index adjustment is required:

“No Replacement” Rule – Securities that leave the Russell 2000® Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced.  Thus, the number of securities in the Russell 2000® Index over the past year will fluctuate according to corporate activity.

Rule for Deletions – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange.  When deleting stocks from the Russell 2000® Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price.  Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange.  Exceptions exist for certain corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

When acquisitions or mergers take place within the Russell 2000® Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization.  Shares are updated for the acquiring stock at the time the transaction is final.

Rule for Additions – The only additions between reconstitution dates are as a result of spin-offs and initial public offerings.  Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000® Index at the latest reconstitution.

Rule for Corporate Action-Driven Changes – Beginning April 1, 2003 changes resulting from corporate actions generally are applied at the open of the ex-date using the previous day’s closing prices.  For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices.  For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

Updates to Share Capital Affecting the Russell 2000® Index.  Each month, the Russell 2000® Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 2000® Index.  This does not affect treatment of major corporate events, which are effective on the ex-date.

Pricing of Securities Included in the Russell 2000® Index.  Effective on January 1, 2002, primary exchange closing prices are used in the daily index calculations.  FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily index calculations.

In this pricing supplement, unless the context requires otherwise, references to the Russell 2000® Index will include any Successor Index and references to Frank Russell Company will include any successor to Frank Russell Company.

Historical Information
The following tables set forth the high and low closing values, as well as end-of-quarter closing values, of the OEX Index and the RTY Index for each quarter in the period from January 1, 2002 through October 22, 2007.  On October 22, 2007, the index closing value of the OEX Index was 702.63 and the index closing value of the RTY Index was 810.08.  We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification.  The historical values of the OEX Index and the RTY Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the OEX Index and the RTY Index on the Valuation Date.  We cannot give you any assurance that the performance of the OEX Index over the term of the Outperformance PLUS will be greater than the performance of the RTY Index so that you will receive a Payment at Maturity which is greater than $10.

OEX Index	High	Low	Period End
2002
First Quarter	598.61	548.58	577.87
Second Quarter	576.68	482.57	490.12
Third Quarter	492.66	396.75	407.25
Fourth Quarter	480.36	392.69	444.75
2003
First Quarter	474.31	406.74	429.13
Second Quarter	510.56	435.00	490.39
Third Quarter	522.60	486.66	498.56
Fourth Quarter	550.78	510.33	550.78
2004
First Quarter	573.44	534.49	551.13
Second Quarter	562.86	530.40	553.87
Third Quarter	549.01	519.56	534.86
Fourth Quarter	577.16	524.00	575.29
2005
First Quarter	584.43	555.90	561.86
Second Quarter	572.34	543.60	558.07
Third Quarter	577.51	558.58	566.80
Fourth Quarter	583.24	544.50	570.00
2006
First Quarter	594.79	568.76	587.75
Second Quarter	603.82	560.70	579.56
Third Quarter	621.54	566.62	620.03
Fourth Quarter	664.42	619.24	660.41
2007
First Quarter	670.21	630.47	649.89
Second Quarter	705.79	650.65	692.77
Third Quarter	718.11	655.83	714.49
Fourth Quarter (through October 22, 2007)	729.79	700.31	702.63

RTY Index	High	Low	Period End
2002
First Quarter	506.46	458.40	506.46
Second Quarter	522.95	452.45	462.65
Third Quarter	447.73	356.58	362.27
Fourth Quarter	410.24	327.04	383.09
2003
First Quarter	398.45	345.94	364.54
Second Quarter	458.01	368.69	448.30
Third Quarter	520.20	449.17	487.68
Fourth Quarter	565.47	500.32	556.91
2004
First Quarter	601.50	557.63	590.31
Second Quarter	606.39	535.34	591.52
Third Quarter	582.72	517.10	572.94
Fourth Quarter	654.57	564.88	651.57
2005
First Quarter	644.95	604.53	615.07
Second Quarter	644.19	575.02	639.66
Third Quarter	688.51	643.04	667.80
Fourth Quarter	690.57	621.57	673.22
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter (through October 22, 2007)	845.72	798.79	810.08

The following graph plots the respective historical percentage performance of the OEX Index and the RTY Index for the period January 1, 2002 to October 22, 2007, using the values of the indices on January 1, 2002 as the starting point.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  The historical performance of the indices cannot be taken as an indication of their future performance.

The following graph plots the Outperformance Returns of the OEX Index relative to the RTY Index over rolling thirteen month periods commencing on each day in the ten year period from September 22, 1996 and to September 22, 2006.  Accordingly, each plot point in the graph below represents the Outperformance Return as calculated for the thirteen month period ending on the day related to the plot point within the ten year period commencing on October 22, 1997 and ending on October 22, 2007 (e.g. the plot point for October 22, 2007 shows the Outperformance Return for the thirteen months from September 22, 2006 to October 22, 2007).  The historical Outperformance Returns cannot be taken as an indication of the Outperformance Return for the Outperformance PLUS.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Outperformance PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Outperformance PLUS through one or more of our subsidiaries.  The Original Issue Price of the Outperformance PLUS includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Outperformance PLUS and the cost of hedging our obligations under the Outperformance PLUS.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Outperformance PLUS by taking long positions in the stocks underlying the OEX Index and trading short in the stocks underlying the RTY Index, by taking positions in futures contracts on the OEX Index and the RTY Index, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of the OEX Index and/or decrease the level of the RTY Index and, as a result, could adversely affect the relative values at which the OEX Index and the RTY Index must close before you would receive at maturity a payment that exceeds the principal amount of the Outperformance PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Outperformance PLUS by purchasing and selling futures or options contracts on the Underlying Indices listed on major securities markets, exchange traded funds or by selling positions related to the OEX Index and purchasing positions related to the RTY Index or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling or purchasing any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the OEX Index or the RTY Index and, therefore, adversely affect the value of the Outperformance PLUS or the payment you will receive at maturity.

Supplemental Information
Concerning Plan of Distribution
Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the Aggregate Principal Amount of Outperformance PLUS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Outperformance PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $9.975 per Outperformance PLUS and the agent’s commissions will be $0.125 per Outperformance PLUS for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Outperformance PLUS, the price will be $9.9625 per Outperformance PLUS and the agent’s commissions will be $0.1125 per Outperformance PLUS for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Outperformance PLUS and the price will be $9.95 per Outperformance PLUS and the agent’s commissions will be $0.10 per Outperformance PLUS for the purchase by any single investor of greater than or equal to $5,000,000 principal amount of Outperformance PLUS.  The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that concessions allowed to dealers in connection with the offering may be reclaimed by the Agent, if, within 30 days of the offering, the Agent repurchases the Outperformance PLUS distributed by such dealers.  After the initial offering of the Outperformance PLUS, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Outperformance PLUS against payment therefor in New York, New York on November , 2007, which will be the fifth scheduled Business Day following the Pricing Date.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Outperformance PLUS more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Outperformance PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Outperformance PLUS.  Specifically, the Agent may sell more Outperformance PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Outperformance PLUS for its own account.  The Agent must close out any naked short position by purchasing the Outperformance PLUS in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Outperformance PLUS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Outperformance PLUS in the open market to stabilize the price of the Outperformance PLUS.  Any of these activities may raise or maintain the market price of the Outperformance PLUS above independent market levels or prevent or retard a decline in the market price of the Outperformance PLUS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Outperformance PLUS.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Outperformance PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Outperformance PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Outperformance PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Outperformance PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Outperformance PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Outperformance PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Outperformance PLUS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Outperformance PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Outperformance PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Outperformance PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Outperformance PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Outperformance PLUS to the public in Hong Kong as the Outperformance PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Outperformance PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Outperformance PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Outperformance PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Outperformance PLUS nor make the Outperformance PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Outperformance PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the Outperformance PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between
S&P and Morgan Stanley
S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 100 Index, which is owned and published by S&P, in connection with securities, including the Outperformance PLUS.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Outperformance PLUS are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the Outperformance PLUS or any member of the public regarding the advisability of investing in securities generally or in the Outperformance PLUS particularly or the ability of the S&P 100 Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 100 Index, which is determined, composed and calculated by S&P without regard to us or the Outperformance PLUS.  S&P has no obligation to take our needs or the needs of the owners of the Outperformance PLUS into consideration in determining, composing or calculating the S&P 100 Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Outperformance PLUS to be issued or in the determination or calculation of the equation by which the Outperformance PLUS are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the Outperformance PLUS.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 100 INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE OUTPERFORMANCE PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 100 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 100 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 100” and “100” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

License Agreement between
Frank Russell Company and Morgan Stanley
Frank Russell Company and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 2000® Index, which is owned and published by Frank Russell Company, in connection with securities, including the Outperformance PLUS.

The license agreement between Frank Russell Company and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

The Outperformance PLUS are not sponsored, endorsed, sold or promoted by Frank Russell Company.  Frank Russell Company makes no representation or warranty, express or implied, to the owners of the Outperformance PLUS or any member of the public regarding the advisability of investing in securities generally or in the Outperformance PLUS particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same.  Frank Russell Company’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Frank Russell Company as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based.  Frank Russell Company’s only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Frank Russell Company and of the Russell 2000® Index, which is determined, composed and calculated by Frank Russell Company without regard to Morgan Stanley or the Outperformance PLUS.  Frank Russell Company is not responsible for and has not reviewed the Outperformance PLUS nor any associated literature or publications and Frank Russell Company makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  Frank Russell Company reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index.  Frank Russell Company has no obligation or liability in connection with the administration, marketing or trading of the Outperformance PLUS.

FRANK RUSSELL COMPANY DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND FRANK RUSSELL COMPANY SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  FRANK RUSSELL COMPANY MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, INVESTORS, OWNERS OF THE OUTPERFORMANCE PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN.  FRANK RUSSELL COMPANY MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRANK RUSSELL COMPANY HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley.  The Outperformance PLUS are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Outperformance PLUS.

ERISA Matters for Pension
Plans and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Outperformance PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Outperformance PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Outperformance PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Outperformance PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides a limited exception for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

Because we may be considered a party in interest with respect to many Plans, the Outperformance PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Outperformance PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its fiduciary capacity, by its purchase and holding of the Outperformance PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Outperformance PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Outperformance PLUS have exclusive responsibility for ensuring that their purchase, holding and disposition of the Outperformance PLUS do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Outperformance PLUS issued under this pricing supplement and is superseded by the following discussion.

The following are the material U.S. federal tax consequences of ownership and disposition of the Outperformance PLUS.

This discussion only applies to initial investors in the Outperformance PLUS who:

• purchase the Outperformance PLUS at their “issue price”; and

• will hold the Outperformance PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• insurance companies;
• dealers in securities or foreign currencies;

•  investors holding the Outperformance PLUS as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction or those holding the Outperformance PLUS as part of a constructive sale transaction;

• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
• persons subject to the alternative minimum tax;
• nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or
• Non-U.S. Holders, as defined below, for whom income or gain in respect of the Outperformance PLUS is effectively connected with the conduct of a trade or business in the United States.

In addition, neither we nor our counsel has determined whether any of the issuers of the component stocks of the underlying indices will be considered a “United States real property holding corporation” within the meaning of Section 897 of the Code and the effect of Section 897 of the Code on the tax consequences to a non-U.S. investor of an investment in and ownership of the Outperformance PLUS.  If Section 897 were to apply to the Outperformance PLUS, a non-U.S. investor could be subject to U.S. federal income tax or withholding tax on the sale, exchange or retirement of the Outperformance PLUS.  A non-U.S. investor should consult its own tax advisors regarding the U.S. federal tax consequences under Section 897 of the Code of an investment in and ownership of the Outperformance PLUS.

As the law applicable to the U.S. federal income taxation of instruments such as the Outperformance PLUS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Outperformance PLUS are urged to consult their tax advisors with regard to the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Each Outperformance PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Outperformance PLUS or instruments that are similar to the Outperformance PLUS for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein.  Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the Outperformance PLUS (including alternative characterizations of the Outperformance PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the characterization and treatment of the Outperformance PLUS described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of an Outperformance PLUS that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Outperformance PLUS

Assuming the characterization and treatment of the Outperformance PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Outperformance PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Outperformance PLUS should equal the amount paid by the U.S. Holder to acquire the Outperformance PLUS.

Sale, Exchange or Settlement of the Outperformance PLUS.  Upon a sale or exchange of the Outperformance PLUS, or upon settlement of the Outperformance PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Outperformance PLUS sold, exchanged, or settled.  Any capital gain or loss recognized upon the sale, exchange or settlement of an Outperformance PLUS should be long-term capital gain or loss if the U.S. Holder has held the Outperformance PLUS for more than one year at such time.

Possible Alternative Tax Treatments of an Investment in the Outperformance PLUS

Due to the absence of authorities that directly address the proper characterization of the Outperformance PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning an Outperformance PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Outperformance PLUS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the Outperformance PLUS every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Outperformance PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Outperformance PLUS, other alternative federal income tax characterizations or treatments of the Outperformance PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Outperformance PLUS.  It is possible, for example, that an Outperformance PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Outperformance PLUS.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition,  information returns will be filed with the IRS in connection with payments on the Outperformance PLUS and the proceeds from a sale or other disposition of the Outperformance PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of an Outperformance PLUS that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes.  Such a holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of an Outperformance PLUS.

Tax Treatment upon Sale, Exchange or Settlement of the Outperformance PLUS

In general.  Assuming the characterization and treatment of the Outperformance PLUS as set forth above is respected, a Non-U.S. Holder of the Outperformance PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of an Outperformance PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Outperformance PLUS would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under section 881(c)(3)(A) of the Code; and

• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of an Outperformance PLUS (or a financial institution holding the Outperformance PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Outperformance PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Outperformance PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Outperformance PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Outperformance PLUS ―Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.